UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2010

Toll Brothers, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-09186	23-2416878
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Gibraltar Road, Horsham, PA	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 938-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of the Toll Brothers, Inc. Senior Officer Bonus Plan

On March 17, 2010, at the 2010 Annual Meeting of Stockholders of Toll Brothers, Inc. (the “Company”), the Company’s stockholders approved the Toll Brothers, Inc. Senior Officer Bonus Plan (the “Bonus Plan”). The Bonus Plan replaces the Toll Brothers, Inc. Executive Officer Cash Bonus Plan, which was approved by the Company’s stockholders in 2005.

The Bonus Plan is administered by the Executive Compensation Committee of the Board of Directors and its participants are those officers of the Company designated by the Executive Compensation Committee from time to time. The Executive Compensation Committee has designated Zvi Barzilay, Joel H. Rassman and Douglas C. Yearly, Jr. as participants in the Bonus Plan for the Company’s fiscal year ending October 31, 2010. The Bonus Plan is effective for the Company’s fiscal year ending October 31, 2010 and shall continue unless and until terminated by the Board of Directors.

The Bonus Plan provides that an award may be paid to any participant in the Bonus Plan based on such participant’s achievement of pre-established performance goals, which shall be established by the Executive Compensation Committee based on one or more of the business criteria set forth in the Bonus Plan and in accordance with the requirements of Section 162(m) of the Internal Revenue Code. No award may exceed $8.5 million (the “Award Cap”) and in no event will the maximum aggregate amount payable to any participant with respect to awards which have performance periods which end in the same fiscal year exceed two times the Award Cap.

The Bonus Plan is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A in connection with the Company’s 2010 Annual Meeting of Stockholders held on March 17, 2010. The foregoing description of the Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Bonus Plan, a copy of which is incorporated by reference in Exhibit 10.1 to this Current Report on Form 8-K.

Retirement of Director

Effective as of March 17, 2010, Roger S. Hillas has retired from the Company’s Board of Directors.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on March 17, 2010 (“Annual Meeting”). There were 165,293,308 shares of common stock eligible to vote at the meeting. The results of voting were as follows:

1. Election of Directors:

			Broker
NOMINEES	FOR	Withheld	Non-Vote

Zvi Barzilay	119,073,780	3,712,850	15,029,188
Edward G. Boehne	121,801,195	985,435	15,029,188
Richard J. Braemer	114,515,472	8,271,158	15,029,188
Carl B. Marbach	119,393,122	3,393,508	15,029,188

2. The ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

FOR	134,897,436
AGAINST	2,545,805
ABSTAIN	220,587
BROKER NON-VOTE	151,990

3. The approval of the protective amendment to the Company’s Second Restated Certificate of Incorporation to restrict certain transfers of common stock in order to preserve the tax treatment of the Company’s net operating losses and unrealized tax losses.

FOR	91,428,896
AGAINST	31,295,411
ABSTAIN	62,322
BROKER NON-VOTE	15,029,189

4. The approval of the Toll Brothers, Inc. Section 382 Rights Agreement.

FOR	59,656,071
AGAINST	62,965,829
ABSTAIN	164,729
BROKER NON-VOTE	15,029,189

5. The approval of the Toll Brothers, Inc. Senior Officer Bonus Plan.

FOR	118,170,790
AGAINST	15,098,653
ABSTAIN	4,393,584
BROKER NON-VOTE	152,791

6. A stockholder proposal requesting that the board of directors adopt a policy that the chairman of the board be an independent director who has not previously served as an executive officer of the Company.

FOR	30,596,870
AGAINST	91,892,290
ABSTAIN	297,469
BROKER NON-VOTE	15,029,189

7. A stockholder proposal requesting that the board of directors adopt quantitative goals for reducing greenhouse gas emissions from the Company’s products and operations and report to shareholders on its plans to achieve these goals.

FOR	23,365,298
AGAINST	56,508,169
ABSTAIN	42,912,162
BROKER NON-VOTE	15,030,189

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c). Exhibits.

The following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Item
10.1	Toll Brothers, Inc. Senior Officer Bonus Plan (incorporated by reference to Addendum C to Toll Brothers, Inc.’s definitive proxy statement on Schedule 14A for the Toll Brothers, Inc. 2010 Annual Meeting of Stockholders held on March 17, 2010 filed with the Securities and Exchange Commission on February 1, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2010	TOLL BROTHERS, INC.

	By:	Joseph R. Sicree
Joseph R. Sicree Senior Vice President, Chief Accounting Officer